Exhibit 99.1

News	KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon Patterson	William Murschel
	216.689.0520	216.471.2885
	Vernon_Patterson@keybank.com	William_C Murschel@keybank.com

Christopher Sikora
216.689.3133
Christopher_Sikora@keybank.com

INVESTOR		KEY MEDIA
RELATIONS:	www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEY ANNOUNCES THAT GORMAN AND KOEHLER WILL LEAD ITS
TWO MAJOR BUSINESS ORGANIZATIONS
Gorman named President of Key Corporate Bank
Koehler will be President of Key Community Bank
CLEVELAND, Dec. 1 -- KeyCorp (NYSE: KEY) President and Chief Operating Officer Beth E. Mooney today announced that two veteran Key executives will lead the company’s major business divisions, Key Corporate Bank and Key Community Bank.
Christopher M. Gorman was named President, Key Corporate Bank, and William R. Koehler was named President, Key Community Bank. Both positions will report to Mooney. The appointments are effective immediately.
Key Corporate Bank, formerly Key National Banking, includes the company’s commercial real estate, corporate banking services, treasury management, equipment finance, investment banking and capital markets businesses. Key Community Bank includes the businesses associated with Key’s 14-state branch network, including retail banking, small- and middle-market business banking, private banking, investment services and mortgage.

“These actions are aimed at accelerating our momentum and capitalizing on our distinct capabilities,” noted Mooney. “As we assess the financial services landscape, it is essential we leverage what is clearly our greatest competitive advantage—the synergies created by delivering our capabilities as ‘one Key’ in the marketplace.”
Mooney continued, “This approach will position Key to grow and win by fully leveraging our strengths: strong district teams, award-winning service, deep client insights, industry expertise and product specialization. It more accurately reflects the total capabilities we offer, as well as the focus we provide from client, segment, industry and geographic perspectives. We will also continue to emphasize our strong and enduring commitment to communities.”
Gorman has been with Key since 1991, and has 27 years of experience in corporate and investment banking. He presently leads the Key business groups, previously known as Key National Banking, that provide corporate and investment banking, capital markets, commercial real estate and equipment finance solutions for Key clients. Previously, Gorman served as President of KeyBanc Capital Markets and led Key’s middle-market and large-corporate banking groups. He is a member of KeyCorp’s Management Committee. Gorman holds a Bachelor’s degree in Finance from Miami University.
Koehler has 20 years of experience in the financial services industry and joined Key in 1996. He has been President of KeyBank’s Great Lakes Region, which encompasses more than 340 branches in seven Key districts in Ohio, Michigan and Indiana. Also, Koehler successfully led the corporate-wide initiative known as Keyvolution, improving the company’s efficiency and effectiveness. Prior to this role, he was KeyBank’s District President in Michigan and Managing Director of KeyBanc Capital Markets. Koehler holds a B.A. in Economics from Harvard University and an MBA from Columbia Business School. He will join KeyCorp’s Management Committee.
Mark J. Williams, Director of Strategic Planning, will also report to Mooney. This move will enhance Key’s ability to effectively integrate and align corporate and business unit strategy.
Mooney was named KeyCorp President and COO on Nov. 18, and will succeed KeyCorp Chairman and CEO Henry L. Meyer III when he retires effective May 1, 2011.
Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $95 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit http://key.com/newsroom to view our Media Newsroom.